EXHIBIT 99.1

Viking Investments Group, Inc. Announces Change of Control

SEVERNA PARK, MD, Mar 12, 2014 -- Viking Investments Group, Inc. ("Viking") (OTCQB: VKIN) is pleased to announced a Change of Control as a result of its transition to the North American market. As indicated in its transition announcement on February 28, 2014, Viking aims to provide professional advisory and consulting services to established companies in the United States and Canada with superior management and positive cash flow, but in need of specific expertise to advance their particular business plan. Viking, in its capacity as a consultant, will also participate in debt and equity financing transactions in conjunction with certain investment banks in order to maximize shareholder value.

Viking is not an investment company, as defined by the Investment Company Act of 1940.

The change of control of Viking will be effected pursuant to: (i) a share purchase agreement executed by Viking Investments LLC and MHR Investments LLC with respect to the purchase and sale of Viking's outstanding preferred shares; and (ii) other share purchase agreements between Viking Investments LLC and/or other shareholders, as sellers, and various, unaffiliated entities, as purchasers, with respect to the purchase and sale of Viking's common shares. It is expected the change of control will become effective at the end of March, 2014, provided certain conditions are satisfied.

The Change of Control will also involve a change in Viking's management, including at the Director and Officer level. All current members of Viking's Board of Directors will resign except for Tom Simeo, who will continue to serve as a Director to assist with transitional issues. As indicated in its transition announcement on February 28, 2014, Michael Heilman has already joined the company's Board of Directors. Mr. Heilman brings a wealth of experience to Viking from both the public and private sectors. Additional board members will be elected in the near future.

Viking's existing officers will resign as after the completion of the Change of Control and a new executive management team will be appointed by the Board of Directors.

Viking will file an 8-K with respect to the foregoing in compliance with SEC regulations.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

Website: www.vikinginvestments.com (will be updated accordingly)

Website Email: IR@vikinginvestments.com

For additional information please contact:
Michael Heilman, Director
Viking Investments Group, Inc.
Severna Park, Maryland USA
Direct Office: 410-647-9609
Direct Email: Email Contact
Direct Skype: mikeheilman